United States securities and exchange commission logo





                         October 4, 2022

       Richard F. Corrado
       President and Chief Executive Officer
       Air Transport Services Group, Inc.
       145 Hunter Drive
       Wilmington, Ohio 45177

                                                        Re: Air Transport
Services Group, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2022
                                                            File No. 000-50368

       Dear Richard F. Corrado:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program